Exhibit 99.1

Astea Reports Third Quarter and Year-to-Date 2015 Results

16% Increase in Total Revenues and 54% Increase in Software License Revenues for Year-to-Date

HORSHAM, Pa., Nov. 16, 2015 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today announced financial results for the quarter and nine-month period ended September 30, 2015.

For the quarter ended September 30, 2015, Astea reported revenues of $5.2 million compared to revenues of $5.1 million for the same period in 2014. Net loss for the second quarter was $1.3 million or ($0.40) per share compared to a net loss of $0.8 million or ($0.25) per share for the same period in 2014. Software license revenues were $0.6 million, compared to $0.9 million for the same period in 2014. Service and maintenance revenues were $4.3 million compared to revenues of $4.0 million for the same period in 2014.

Revenues for the nine months ended September 30, 2015 increased 16% to $17.6 million compared to $15.3 million in the same nine-month period in 2014. Software license revenues increased 54% to $3.9 million compared to $2.5 million for the same period in 2014. Service and maintenance revenues were $12.9 million, a 6% increase compared to revenues of $12.2 million for the same nine-month period in 2014. Net loss was $2.4 million or ($0.77) per share compared to a net loss of $2.8 million or ($0.86) per share for the same nine-month period last year.

Adjusted EBITDA was ($0.7) million for the quarter ended September 30, 2015 compared to ($0.3) for the same period in 2014. For the nine months ending September 30, 2015, adjusted EBITDA was $1.5 million compared to $0.4 million for the comparable period in 2014. This measure eliminates the variation in operating results that occur from accounting rules related to the deferral of hosting and implementation fees on hosted customers as well as the rules related to the capitalization and amortization of development costs. The details are reported in the financial tables below.

"During the third quarter, our customers continued to deploy new modules as well as expand our solution footprint to incorporate their operating regions around the globe. The business we generated this quarter has added to the strong backlog of professional services work. We have significantly increased our headcount this year to address current and future work, as well as expanded our sales and marketing resources. Our ongoing success with our enterprise customers expanding their deployments, reflects the magnitude of the issues they face, and the extent to which our solution is able to help them overcome these challenges and transform their service operations. We remain encouraged by the number of Fortune 1000 companies that are standardizing on our platform to ensure the delivery of exceptional service," stated Zack Bergreen, CEO of Astea International. "Additionally, this quarter we announced the availability of Astea Alliance Version 12.5, which we showcased at key industry trade shows in North America, Europe and Australia. We are extremely proud to lead the industry in our breadth of value-driven services, comprehensive solution suite, and our commitment to deliver continuous innovation."

Outlook
Mr. Bergreen concluded, "There is a strong market opportunity for enterprise-class service management and mobile workforce solutions. Looking forward, we are making solid progress, but we still have opportunities to improve our level of execution, productivity and growth. We remain confident in our strategy and future success given our best-in-class solution suite and strong track-record of delivering incremental value to our customers."

Astea will host a conference call that will be broadcast live over the Internet on November 16, 2015 at 4:30pm ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/en/About-Us/Investors/page.aspx. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2015 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Adjusted EBITDA
($ in '000's)

	Quarter Ending		Nine Months Ended
	9/30/2015 (Unaudited)	9/30/2014 (Unaudited)	9/30/2015 (Unaudited)	9/30/2014 (Unaudited)
Net loss, as reported	(1,315)	(795)	(2,381)	(2,808)

Add back:
Interest expense	44	24	117	99
Income taxes	83	35	105	58
Depreciation and amortization	1,142	1,008	3,393	2,817

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	(46)	272	1,234	166

Increase (decrease) in deferred hosting	39	(150)	1,237	708
Increase (decrease) in deferred professional services - hosting	37	560	772	1,426
Capitalized software development costs	(701)	(1,008)	(1,723)	(1,895)
Adjusted EBITDA	(671)	(326)	1,520	405

CONTACT: Investor Relations Contact: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com